Exhibit 10.2
TWILIO INC.
AMENDED AND RESTATED
2016 EMPLOYEE STOCK PURCHASE PLAN
(as approved by the Board as of April 15, 2026, and effective as of approval by the Company’s stockholders at the 2026 Annual Meeting of Stockholders)
The purpose of the Twilio Inc. Amended and Restated 2016 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Twilio Inc. (the “Company”) and each Designated Company (as defined in Section 11) with opportunities to purchase shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”). 4,000,000 shares of Common Stock in the aggregate have been approved and reserved for this purpose.
The Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the 423 Component shall be interpreted in accordance with that intent (although the Company makes no undertaking or representation to maintain such qualification). In addition, this Plan authorizes the grant of options under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
1.Administration. The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has authority at any time to: (i) adopt, alter and repeal such rules, subplans, guidelines and practices for the administration and operation of the Plan and for its own acts and proceedings as it shall deem advisable, including to accommodate the specific requirements of local laws, regulations and procedures for jurisdictions outside of the United States; (ii) interpret the terms and provisions of the Plan (including related written instruments); (iii) make all determinations it deems advisable for the administration of the Plan; (iv) decide all disputes arising in connection with the Plan; and (v) otherwise supervise the administration of the Plan. All interpretations and decisions of the Administrator shall be binding on all persons, including the Company and the Participants. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder.
2.Offerings. The Company will make one or more offerings to eligible employees to purchase Common Stock under the Plan (“Offerings”). Unless otherwise determined by the Administrator, the initial Offering under the Plan will begin on November 16, 2026 and will end on the following May 15th. Thereafter, unless otherwise determined by the Administrator, an Offering will begin on the first business day occurring after each May 15th and November 15th and will end on the last business day occurring on or before the following November 15th and May 15th, respectively. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed 27 months in duration.
3.Eligibility. All individuals classified as employees on the payroll records of the Company and each Designated Company are eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the “Offering Date”) they are customarily employed by the Company or a Designated Company for more than 20 hours a week, unless the exclusion of employees who do not meet this requirement is not permissible under applicable law. Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Company for purposes of the Company’s or applicable Designated Company’s payroll system are not considered to be eligible employees of the Company or any Designated Company and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Designated Company for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation (unless otherwise determined by the Administrator in its discretion). Notwithstanding the foregoing, the exclusive means for individuals who are not contemporaneously classified as employees of the Company or a Designated Company on the Company’s or Designated Company’s payroll system to become eligible to participate in a plan which is equivalent to this Plan is through the adoption of a subplan, which specifically renders such individuals eligible to participate therein.
4.Participation.
(a)Participants in Offerings. An eligible employee who is not already a Participant on any Offering Date may participate in such Offering by submitting an enrollment form in accordance with the relevant procedures established by the Company at least 15 business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering).
(b)Enrollment. The enrollment form will (i) state a whole percentage to be contributed from an eligible employee’s Compensation (as defined in Section 11) per pay period; (ii) authorize the purchase of Common Stock in each Offering in accordance with the terms of the Plan; and (iii) specify the exact name or names in which shares of Common Stock purchased for such individual are to be issued or transferred pursuant to Section 10. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate. Unless a Participant submits a new enrollment form or withdraws from the Plan in accordance with the relevant procedures established by the Company, such Participant’s contributions and purchases will continue at the same percentage of Compensation for future Offerings, provided they remain eligible.
(c)Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code and any applicable law.
5.Employee Contributions. Each eligible employee may authorize payroll deductions at a minimum of 1% up to a maximum of 15% of such employee’s Compensation for each pay period; provided, however, that if payroll deductions are not permitted or problematic under applicable law or for administrative reasons, the Company, in its discretion, may allow eligible employees to contribute to the Plan by other means. The Company will maintain book accounts showing the amount of payroll deductions or other contributions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions or other contributions, unless required under applicable law.
6.Contribution Changes. Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase their contributions during any Offering and may only decrease their contributions once during an Offering. However, during an Offering, a Participant may increase or decrease their contributions with respect to the next Offering (subject to the limitations of Section 5) by submitting a new enrollment form in accordance with the relevant procedures established by the Company at least 15 business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate their contributions during an Offering.
7.Withdrawal. A Participant may withdraw from participation in the Plan by submitting a notice of withdrawal in accordance with the relevant procedures established by the Company. The Participant’s withdrawal will be effective as of the next business day. Following a Participant’s withdrawal, the Company will promptly refund such individual’s entire account balance under the Plan to them (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. Such an employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 4.
8.Grant of Options. On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase on the last day of such Offering (the “Exercise Date”), at the Option Price hereinafter provided for, the lowest of (a) a number of shares of Common Stock determined by dividing such Participant’s accumulated contributions on such Exercise Date by the lower of (i) 85% of the Fair Market Value of the Common Stock on the Offering Date, or (ii) 85% of the Fair Market Value of the Common Stock on the Exercise Date; (b) 5,000 shares; or (c) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions and/or other contributions on the Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) will be 85% of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less.
Notwithstanding the foregoing, no Participant may be granted an Option hereunder if such Participant, immediately after the Option was granted, would be treated as owning stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of a Participant, and all stock which the Participant has a contractual right to purchase shall be treated as stock owned by the Participant. In addition, no Participant may be granted an Option which permits their rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the Option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.
9.Exercise of Option and Purchase of Shares. Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised their Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as their accumulated contributions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in a Participant’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the Participant promptly.
If a Participant has more than one Option outstanding under the Plan, unless they otherwise indicate in agreements or notices delivered hereunder: (i) each agreement or notice delivered by that Participant shall be deemed to apply to all of their Options under the Plan; and (ii) an Option with a lower Option Price (or an earlier granted Option, if different Options have identical Option Prices) shall be exercised to the fullest possible extent before an Option with a higher Option Price (or a later granted Option if different Options have identical Option Prices) shall be exercised.
10.Issuance of Certificates. Certificates, or book entries for uncertificated shares, representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee or, if permitted by the Administrator, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, her or their, nominee for such purpose.
11.Definitions.
The term “Affiliate” means any entity that is directly or indirectly controlled by the Company which does not meet the definition of a Subsidiary below, as determined by the Administrator, whether now or hereafter existing.

The term “Compensation” means the amount of base pay, prior to salary reduction pursuant to Sections 125, 132(f) or 401(k) of the Code or comparable reductions under laws outside the United States, and commissions, but excluding overtime, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise, vesting or settlement of Company equity incentive awards, and similar items. The Administrator shall have the discretion to determine the application of this definition to Participants outside of the United States.
The term “Designated Company” means any present or future Affiliate or Subsidiary (as defined below) that has been designated by the Administrator to participate in the Plan. The Administrator may so designate any Affiliate or Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders and may further designate such companies as participating in the 423 Component or the Non-423 Component. For purposes of the 423 Component, only Subsidiaries may be Designated Companies. The current list of Designated Companies is attached hereto as Appendix A.
The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is admitted to quotation on the New York Stock Exchange or another national securities exchange, the determination shall be made by reference to the closing price on such date. If there is no closing price for such date, the determination shall be made by reference to the last date preceding such date for which there is a closing price.
The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.
The term “Participant” means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.
The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.
12.Rights on Termination of Employment. Unless otherwise required by applicable law, if a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no contributions will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, if permitted by the Administrator, to their designated beneficiary as if such Participant had withdrawn from the Plan under Section 7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs them, having been a Designated Company, ceases to be an Affiliate or a Subsidiary, as applicable, or if the employee is transferred to any corporation other than the Company or a Designated Company. An employee will not be deemed to have terminated employment for this purpose, if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

13.Special Rules. Notwithstanding anything herein to the contrary, the Administrator may adopt special rules applicable to the employees of a particular Designated Company, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Company has employees; provided that if such rules are inconsistent with the requirements of Section 423(b) of the Code, these employees will participate in the Non-423 Component. Any special rules established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other Participants in the Plan.
14.Optionees Not Stockholders. Neither the granting of an Option to a Participant nor the deductions from their pay or other contributions shall deem such Participant to be a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued or transferred to them.
15.Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant.
16.Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose, unless otherwise required under applicable law.
17.Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, the payment of a dividend in Common Stock or any other change affecting the Common Stock, the number of shares approved for the Plan and the share limitation set forth in Section 8 shall be equitably or proportionately adjusted to give proper effect to such event.
18.Amendment of the Plan. The Board may at any time and from time to time amend the Plan in any respect, except that without the approval within 12 months of such Board action by the stockholders, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require stockholder approval in order for the 423 Component of the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.
19.Insufficient Shares. If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.
20.Termination of the Plan. The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded. Subject to Section 26 of the Plan, the Plan shall continue in effect until terminated under this Section 20.

21.Compliance with Law. The Company’s obligation to sell and deliver Common Stock under the Plan is subject to completion of any registration or qualification of the Common Stock under any relevant U.S. or non-U.S. local, state or federal law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, and to obtaining any approval or other clearance from any U.S. and non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Company is under no obligation to register or qualify the Common Stock with the SEC or any other U.S. or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of such stock.
22.Governing Law. This Plan and all Options and actions taken hereunder shall be governed by, and construed in accordance with, the laws of the State of California, applied without regard to conflict of law principles.
23.Issuance or Transfer of Shares. Shares may be issued upon exercise of an Option from authorized but unissued shares of Common Stock or, in the alternative, the Company may arrange for the transfer of shares of Common Stock (including from shares of Common Stock held in the treasury of the Company, or from any other proper source).
24.Tax Withholding. Each Participant agrees, by participating in the Plan, that the Company and its Affiliates and Subsidiaries shall have the right to deduct any Tax Liability from any payment of any kind otherwise due to the Participant, including shares of Common Stock issuable under the Plan. Where a Tax Liability arises in connection with the Plan, the Company and/or a Designated Company may require that, as a condition of exercise of an Option and purchase of shares of Common Stock, a Participant must either:
(a)make a payment to the Company, or otherwise as the Company directs, of an amount equal to the Company’s estimate of the amount of the Tax Liability; or
(b)enter into arrangements acceptable to the Company to secure that such payment is made (whether by surrender of shares of Common Stock, net share issuance, the sale of shares of Common Stock or otherwise).
For these purposes, “Tax Liability” shall mean any amount of U.S. or non-U.S. federal, state or local income tax, social security (or similar) contributions, payroll tax, fringe benefits tax, payment on account and/or other tax-related items related to the participation in the Plan and legally applicable to the Participant, which the Company and/or an Affiliate or Subsidiary become liable to pay on the Participant’s behalf to the relevant authorities in any jurisdiction.
25.Notification Upon Sale of Shares. Each Participant who is subject to tax in the United States with respect to their participation in the Plan agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

26.Effective Date and Approval of Stockholders. The Plan was approved by the Board as of the date set forth above. The Plan shall become effective upon its approval by the Company’s stockholders at the Company’s 2026 Annual Meeting of Stockholders. Such stockholder approval will be obtained in the manner and to the degree required under applicable law.

APPENDIX A

Designated Companies
Twilio Berlin GmbH
Twilio UK Limited
Twilio Australia Pty Ltd
Twilio Singapore Pte. Ltd.
Twilio Colombia S.A.S.
Twilio Germany GmbH
Twilio Ireland Limited
Twilio Hong Kong Limited
Twilio Spain S.L
Twilio Sweden AB
Twilio Netherlands B.V.
Twilio Japan G.K.
Twilio France SARL
Teravoz Brasil Participacoes LTDA
Teravoz Telecom Telecomunicacoes LTDA
Twilio Technology India Private Limited
Twilio Canada Corp
Twilio Poland sp. z o.o.
CISA TELECOMUNICACIONES S.A. DE C.V.
Quiubas Serbia Ltd.